Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
November 30, 2006	CONTACT: John M. Mendez
(276) 326-9000
Ron Campbell and Investment Planning Consultants Join First Community Bank, N. A.
Bluefield, Virginia – First Community Bancshares, Inc. announced today the acquisition of Investment Planning Consultants, Inc. (IPC), a wealth management advisory firm. This affiliation sets the stage for the formation of Mercer County’s largest wealth management organization.
IPC utilizes the services of Raymond James Financial Services, Inc. to transact all brokerage and wealth management activities. First Community Bank expects to soon transfer customers of Stone Capital Management, Inc. to IPC to provide a higher level of service and expanded consultation resources. IPC and Raymond James will join forces with First Community Bank, its Trust and Financial Services Division and Stone Capital Management to create a wealth management group with more than $840 million in assets under management. The financial planning resources of Investment Planning Consultants and their Raymond James platform will enhance existing wealth management and trust services currently offered by First Community Bank.
Founded in 1992 by Ron Campbell, IPC is the premier regional investment and financial planning firm in Mercer County, West Virginia with a diversified customer base and approximately $300 million in assets under management. IPC is a registered investment advisory firm with brokerage licenses in all 50 states. The IPC team, consisting of Ron Campbell, Sam Hill, Kirstin Chmara, Michael Patton and Matthew Martin, has built an excellent reputation for investment planning and strong customer service. In connection with the transaction, Mr. Campbell will continue to serve as President of IPC. IPC will operate as wholly-owned subsidiary of First Community Bank, N. A., a wholly-owned subsidiary of First Community Bancshares, Inc. IPC will provide First Community customers with comprehensive investment advisory services.
According to John Mendez, President and Chief Executive Officer of First Community Bancshares, Inc., “The resources of First Community Bank combined with the talent and expertise of IPC/Raymond James associates will create a strong regional wealth management division that better positions First Community to grow this element of our business, but more importantly, it will expand the service offerings and resources available to our customers.”
“We at IPC and Raymond James are looking forward to providing investment and financial planning services to all First Community’s customers in the Mid-Atlantic region,” said Mr. Campbell. “Our partnership with First Community’s Trust and Financial Services Division will provide the resources for in depth wealth management services available to our current and future clients.”
First Community Bancshares, Inc. recently reported record third quarter earnings of $7.2 million and record year-to-date earnings of $21.3 million. The company also crossed a milestone in its growth objectives by finishing the quarter with assets in excess of $2 billion. During the quarter, the Board of Directors declared a dividend of 26 cents, marking the 15th consecutive year of dividend increases to stockholders.

First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.01 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-nine banking locations and two wealth management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. The company offers wealth management services through its Trust & Financial Services Division, which as of September 30, 2006, manages assets with a market value of $488 million. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.